Exhibit 99.1

Revolution Medicines Reports Third Quarter 2026 Financial Results and Update on Corporate Progress

·
Received U.S. FDA approval and launched RASONQUE® (daraxonrasib) for adult patients with metastatic pancreatic cancer who have received at least one prior systemic therapy or who are not candidates for multiagent systemic therapy
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Reported RASONQUE net product revenue of $198 million for the quarter, reflecting a partial quarter of sales following its U.S. commercial launch
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Received positive CHMP opinion recommending marketing authorization of daraxonrasib in the European Union for metastatic pancreatic cancer
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Revolution Medicines to hold webcast today at 4:30 p.m. Eastern Time

REDWOOD CITY, Calif., November 4, 2026 (GLOBE NEWSWIRE) -- Revolution Medicines, Inc. (Nasdaq: RVMD), a global, commercial-stage oncology company dedicated to discovering, developing and delivering innovative medicines for patients with RAS-addicted cancers, today announced its financial results for the quarter ended September 30, 2026, and provided an update on corporate progress.

“The U.S. approval and launch of RASONQUE marked a monumental step forward for eligible patients with pancreatic cancer and a transformational quarter for Revolution Medicines, and the CHMP opinion sets the stage for potential approval in the European Union,” said Mark A. Goldsmith, M.D., Ph.D., chief executive officer and chairman of Revolution Medicines. “We are focused on delivering RASONQUE with urgency and supporting patients as they begin treatment while we rapidly scale our global commercialization capabilities in preparation for potential international approvals. We also continue to advance our broad, integrated portfolio of RAS(ON) inhibitors across common, difficult-to-treat RAS-addicted cancers.”

Commercial Highlights

RASONQUE (daraxonrasib) U.S. Launch

On August 26, 2026, the U.S. Food and Drug Administration (FDA) approved RASONQUE (daraxonrasib), the company’s oral RAS(ON) multi-selective inhibitor, for adults with metastatic pancreatic adenocarcinoma (PDAC) who have received at least one prior systemic therapy or who are not candidates for multiagent systemic therapy. Immediately following approval, the company launched RASONQUE in the U.S.

RASONQUE generated net product revenue of $197.6 million for the quarter ended September 30, 2026, reflecting approximately five weeks of commercial availability following FDA approval on August 26. From FDA approval through September 30, 2026, more than 5,000 unique patients received commercial RASONQUE in the U.S.

Initial net product revenue included patients transitioning from the U.S. Expanded Access Program (EAP), patients who had exhausted available treatment options and were awaiting an approved treatment option, and newly eligible patients initiating RASONQUE following its approval, as well as initial stocking of inventory into the channel. The EAP transition and initial cohort of waiting patients are finite early-launch dynamics, and third-quarter results should not be viewed as indicative of the launch's longer-term trajectory.

Early physician engagement spanned academic cancer centers and community oncology practices. RASONQUE claims have been reimbursed across health plans collectively representing greater than 90% of U.S. PDAC covered lives while formal coverage policies continue to develop. The company’s field access and ON(Path)TM patient support services teams support benefits verification, coverage navigation, financial assistance and patient support.

The National Comprehensive Cancer Network® Clinical Practice Guidelines in Oncology (NCCN Guidelines®), which guide U.S. clinical practice, were updated to include RASONQUE as a Category 1 Preferred subsequent-therapy option for appropriate patients with locally advanced or metastatic pancreatic cancer, or with recurrent disease following prior systemic therapy. The NCCN Guidelines® also list RASONQUE in treatment-naïve metastatic disease as “Useful in Certain Circumstances,” with the applicable category linked to prescriber assessments of performance status. These guidelines do not change the FDA-approved indication.

Eligible patients with previously treated metastatic pancreatic cancer are receiving daraxonrasib through Global Named Patient Access (GNPA) in certain countries prior to local regulatory approval. Access follows physician-initiated, unsolicited requests and is subject to applicable local laws and regulations, and operational feasibility.

Positive CHMP Opinion Advances Path Toward Approval in the European Union

The company continues to build its global commercialization capabilities across priority European markets and Japan in preparation for potential international regulatory approvals.

In October, the company announced that the Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency adopted a positive opinion recommending approval of daraxonrasib as a monotherapy indicated for the treatment of adult patients with metastatic pancreatic adenocarcinoma who have received at least one prior systemic therapy, marking a major step toward bringing the medicine to eligible patients in the European Union.

The recommendation follows RASONQUE’s U.S. approval and is based on results from RASolute 302, the first Phase 3 trial in metastatic pancreatic cancer to demonstrate superior efficacy of a targeted medicine versus chemotherapy. The trial demonstrated an unprecedented survival benefit, with consistent benefit across the study population, providing a strong clinical foundation for European access and reimbursement discussions. The positive opinion follows an expedited phased review under the EMA’s Cancer Medicines Pathfinder project. A decision by the European Commission on the marketing application for RASONQUE is pending.

In parallel, Revolution Medicines is advancing its evidence package and preparing for country-specific pricing, reimbursement and access processes across European markets. Following potential European Commission approval, the timing of commercial availability will vary by country governed by the legal and regulatory frameworks within each country.

The company also continues commercial preparations in Japan, subject to regulatory approval.

Clinical Highlights

Pancreatic Adenocarcinoma (PDAC)

With RASONQUE’s U.S. approval establishing a foundation in metastatic pancreatic cancer, Revolution Medicines is advancing four additional global Phase 3 studies across first-line metastatic and adjuvant settings. This multi-asset strategy evaluates RAS(ON) inhibition as monotherapy, in combination with chemotherapy and through a novel RAS(ON) inhibitor doublet, with the aim of extending potential benefit to more patients and earlier stages of disease.

Daraxonrasib in PDAC

At the European Society for Medical Oncology (ESMO) Congress 2026, the company presented additional exploratory subgroup analyses from the Phase 3 RASolute 302 trial as a late-breaking abstract. The analyses showed that RASONQUE consistently provided an overall survival (OS) benefit compared with chemotherapy across all evaluated RAS genotype subgroups among patients with previously treated metastatic PDAC, including those with no identified tumor RAS mutation. The OS benefit with RASONQUE was also maintained across preselected standard-of-care chemotherapy regimens and prior treatment settings, including early metastatic recurrence following perioperative therapy.

Longer-term follow-up from the ongoing Phase 1 trial evaluating daraxonrasib in combination with gemcitabine and nab-paclitaxel in treatment-naïve metastatic pancreatic cancer will be shared in a late-breaking oral presentation at the EORTC-NCI-AACR (ENA) Symposium, building on findings previously presented at the American Association for Cancer Research (AACR) Annual Meeting in April 2026.

The company also announced that the FDA granted Breakthrough Therapy Designation (BTD) for the investigational combination of daraxonrasib with gemcitabine and nab-paclitaxel for the treatment of treatment-naïve metastatic pancreatic cancer. This marks the third BTD for daraxonrasib and fifth across the company’s portfolio of RAS(ON) inhibitors.

The company completed U.S. enrollment in RASolute 303, the global Phase 3 trial evaluating daraxonrasib as monotherapy or in combination with chemotherapy in treatment-naïve metastatic pancreatic cancer. Global enrollment is expected to be completed in the first half of 2027.

The company continues to advance RASolute 304, the global Phase 3 trial evaluating daraxonrasib in the adjuvant setting.

Zoldonrasib in PDAC

The FDA granted Orphan Drug Designation (ODD) to zoldonrasib, the company’s oral RAS(ON) G12D-selective covalent inhibitor, for the treatment of pancreatic cancer. This marks the fifth ODD across the company’s portfolio of RAS(ON) inhibitors.

The company announced it has begun treating patients in RASolute 309, the global Phase 3 trial evaluating the novel RAS(ON) inhibitor doublet of daraxonrasib plus zoldonrasib in patients with treatment-naïve metastatic RAS G12D pancreatic cancer.

The company continues to advance RASolute 305, the global Phase 3 trial evaluating zoldonrasib in combination with chemotherapy in treatment-naïve metastatic RAS G12D pancreatic cancer.

Non-Small Cell Lung Cancer (NSCLC)

Revolution Medicines continues to advance a broad RAS-targeted portfolio in NSCLC, with both clinical-stage RAS(ON) multi-selective and mutant-selective inhibitors designed to address a broad spectrum of RAS-driven malignancies. The clinical-stage portfolio includes mutant-selective inhibitors targeting RAS G12C, G12D and G12V, which together account for more than 70% of RAS mutant NSCLC.

Daraxonrasib in NSCLC

Development of daraxonrasib in previously treated RAS mutant NSCLC continues to advance. Global enrollment in RASolve 301, the Phase 3 trial evaluating daraxonrasib in this setting, is winding down with all sites expected to close enrollment by the end of November 2026, supporting an anticipated initial readout in 2027.

Previously reported Phase 1/2 clinical data evaluating daraxonrasib in RAS mutant NSCLC were published in The New England Journal of Medicine during the quarter.

The NCCN Guidelines were updated to include RASONQUE as a Category 2A available targeted agent for patients with metastatic NSCLC harboring KRAS G12, G13 or Q61 mutations. Daraxonrasib remains investigational for the treatment of NSCLC.

Zoldonrasib in NSCLC

Zoldonrasib continues to advance across multiple treatment settings in NSCLC. The company announced it has begun treating patients in RASolve 308, the global Phase 3 trial evaluating zoldonrasib in combination with pembrolizumab and platinum doublet chemotherapy in patients with treatment-naïve metastatic RAS G12D NSCLC.

Elironrasib in NSCLC

The company initiated RASolve 307, a global Phase 3 trial in patients with treatment-naïve metastatic RAS G12C NSCLC. The trial is evaluating elironrasib, the company’s oral, RAS(ON) G12C-selective covalent inhibitor, in combination with pembrolizumab and platinum doublet chemotherapy.

Colorectal Cancer (CRC)

The company is initiating a global, randomized Phase 3 trial, RASonate 312, evaluating the combination of zoldonrasib, cetuximab and FOLFOX/FOLFIRI in patients with treatment- naïve metastatic RAS G12D CRC compared with standard of care. The trial is based on strong initial clinical activity observed with the zoldonrasib combination regimen, including encouraging objective response rates and disease control rates, along with an acceptable safety and tolerability profile generally consistent with what would be expected for cetuximab and FOLFOX.

Under the companies’ existing agreement, BeOne Medicines is funding and conducting the trial on Revolution Medicines’ behalf. Revolution Medicines expects to provide a clinical data update from its earlier phase CRC studies along with the RASonate 312 trial design in the first half of 2027.

Early-Stage Programs

RMC-5127

The company continues enrollment in the ongoing first-in-human trial evaluating RMC-5127, its oral RAS(ON) G12V-selective, noncovalent inhibitor, and is nearing selection of a candidate recommended Phase 2 dose. The company expects to report initial clinical monotherapy data in 2027.

Innovative New Class of RAS(ON) Inhibitors

The company remains on track to initiate a first-in-human clinical trial evaluating RM-055, a representative of its novel class of mutant-targeted catalytic RAS(ON) inhibitors, in the fourth quarter of 2026.

Collaborations

The company’s development efforts continue to include ongoing clinical collaborations evaluating its RAS(ON) inhibitors in combination with other targeted therapies, including Summit Therapeutics’ PD-1/VEGF bispecific antibody and MTA-cooperative PRMT5 inhibitors from Tango Therapeutics and Bristol Myers Squibb (BMS).

Since its last quarterly update, the company announced the following new collaborations:

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In August, the company announced a multi-part collaboration with BeOne Medicines including a clinical development collaboration to explore combinations of its RAS(ON) inhibitors with select BeOne oncology assets, including the MTA-cooperative PRMT5 inhibitor BGB-58067 and the EGFR × MET × MET trispecific antibody BG-T187. Separately, the companies entered into a regional rights agreement granting BeOne exclusive development and commercialization rights to four clinical-stage RAS(ON) inhibitors in select Asian markets.
•
In October, the company entered into clinical collaborations with BMS to evaluate pumitamig, an investigational PD-L1/VEGF bispecific immunomodulator jointly developed by BioNTech and BMS, in four planned early-stage combination study cohorts across Revolution Medicines’ RAS(ON) inhibitor portfolio.

Other Corporate Updates

In support of the company’s growing global commercialization capabilities, the company has continued to build its international leadership team, with country general managers now in place across key European markets, Canada and Japan, supported by regional leadership in Europe and the Japan and Asia-Pacific (JPAC) region.

Royalty Pharma Funding Arrangement

RASONQUE’s U.S. approval triggered the mandatory first debt tranche of $250 million under the company’s funding arrangement with Royalty Pharma. The company received the proceeds in October 2026, which are not included in the September 30, 2026 cash, cash equivalents and marketable securities balance.

RASONQUE’s U.S. approval also triggered an optional third royalty tranche of $250 million under the funding arrangement. Given its strong financial position, the company elected not to draw the optional third royalty financing tranche, which would have required incremental future royalty payments. Up to an additional $1 billion in committed capital remains available under the funding arrangement, subject to achievement of specified milestones. All remaining draws are optional and at the company’s election.

Financial Highlights

Third Quarter Results

Net Product Revenue: RASONQUE net product revenue was $197.6 million for the quarter ended September 30, 2026, reflecting approximately five weeks of commercial availability following U.S. FDA approval on August 26, 2026, and initial stocking of product in the channel.

Cash Position: Cash, cash equivalents and marketable securities were $3.7 billion as of September 30, 2026. This balance excludes the $250 million in proceeds received in October associated with the first mandatory debt tranche under the company’s Royalty Pharma funding arrangement.

Cost of Sales: Cost of sales was $0.3 million for the quarter ended September 30, 2026. Product sold during the quarter included inventory manufactured before FDA approval for which manufacturing costs were previously expensed to research and development. Accordingly, cost of sales for the quarter is not representative of normalized cost of sales.

R&D Expenses: Research and development expenses were $417.1 million for the quarter ended September 30, 2026 compared to $262.5 million for the quarter ended September 30, 2025. The increase was primarily driven by higher clinical trial and manufacturing expenses for RASONQUE, zoldonrasib and RMC-5127, increased personnel-related costs due to additional headcount, and higher stock-based compensation expense.

SG&A Expenses: Selling, general and administrative expenses were $153.3 million for the quarter ended September 30, 2026, compared to $52.8 million for the quarter ended September 30, 2025. The increase was primarily driven by higher personnel-related costs associated with additional headcount, higher commercial expenses due to the RASONQUE commercial launch, and higher stock-based compensation expense.

Net Loss: Net loss was $407.5 million for the quarter ended September 30, 2026, compared to net loss of $305.2 million for the quarter ended September 30, 2025. Net loss for the quarter ended September 30, 2026 included non-cash charges of $40.7 million related to a change in the fair value of warrants assumed as part of the company’s acquisition of EQRx, Inc.

Financial Guidance

Revolution Medicines is reiterating full-year 2026 GAAP operating expense guidance of $2.1 billion to $2.2 billion, including expected non-cash stock-based compensation expense of $270 million to $290 million.

Webcast

Revolution Medicines will host a webcast this afternoon, November 4, 2026, at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). To listen to the live webcast, or access the archived webcast, please visit: https://ir.revmed.com/events-and-presentations. Following the live webcast, a replay will be available on the company’s website for at least 14 days.

About RASONQUE© (daraxonrasib)

RASONQUE (daraxonrasib) is an oral, RAS(ON) multi-selective, noncovalent, tri-complex inhibitor, approved by the U.S. FDA for the treatment of adult patients with metastatic pancreatic adenocarcinoma (PDAC) who have received at least one prior systemic therapy or who are not candidates for multiagent systemic therapy. RASONQUE is being investigated through a global Phase 3 registrational program in patients with PDAC and metastatic RAS mutant non-small cell lung cancer. Outside the U.S., RASONQUE is an investigational agent that has not been approved by any regulatory authority.

U.S. FDA APPROVED INDICATION

RASONQUE is indicated for the treatment of adult patients with metastatic pancreatic adenocarcinoma who have received at least one prior systemic therapy or who are not candidates for multiagent systemic therapy.

IMPORTANT SAFETY INFORMATION FOR U.S. APPROVED INDICATION

RASONQUE is associated with the following Warnings and Precautions: Dermatologic and Soft Tissue Toxicity, Stomatitis and Oral Disorders, Diarrhea, Gastrointestinal Perforation, Interstitial Lung Disease (ILD)/Pneumonitis, and Embryo-Fetal Toxicity.

Serious adverse reactions occurred in 30% of patients treated with RASONQUE. Serious adverse reactions occurring in ≥ 2% of patients treated with RASONQUE were diarrhea (3.7%), pyrexia (3.3%), sepsis (2.9%), fatigue (2.1%), and hemorrhage (2.1%).

The most common (≥ 20%) adverse reactions in patients treated with RASONQUE were rash, diarrhea, stomatitis, nausea, fatigue, vomiting, abdominal pain, edema, decreased appetite, and hemorrhage.

Please see U.S. Full Prescribing Information for RASONQUE

About Revolution Medicines, Inc.

Revolution Medicines is a global, commercial-stage oncology company dedicated to discovering, developing and delivering innovative medicines for patients with RAS-addicted cancers. Leveraging its differentiated RAS(ON) tri-complex inhibitor platform, the company is advancing a broad, integrated portfolio of oral RAS(ON) inhibitors designed to directly target the active, cancer-driving state of RAS. Founded on rigorous scientific inquiry and a willingness to challenge long-held assumptions, Revolution Medicines is committed to changing the trajectory of disease for patients with RAS-addicted cancers worldwide. For more information, visit www.revmed.com and follow Revolution Medicines on LinkedIn, X (Twitter) and Instagram.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this press release that are not historical facts may be considered “forward-looking statements,” including without limitation statements regarding the company’s financial projections and guidance; expectations regarding net product revenue, gross-to-net deductions, cost of sales and distributor inventory levels; the commercial launch of RASONQUE, including expectations regarding patient demand, the transition of patients from the U.S. Expanded Access Program, prescriber adoption, market acceptance, payer coverage and reimbursement, and the trajectory of the launch; the company’s commercialization plans, including its ability to maintain and scale commercial, sales, marketing, market access and distribution infrastructure, and its development of commercialization capabilities, including in Europe,

Canada and Japan; the timing, progress and outcome of regulatory reviews and the company’s ability to obtain regulatory approvals, including pending European Commission decision on daraxonrasib following the positive CHMP opinion, subsequent country-level pricing, reimbursement and access processes, and the timing, scope and conditions of any such approvals; the company’s development opportunities, plans and timelines and its ability to build or advance its portfolio and R&D pipeline; the progression of clinical studies and findings from these studies, including the tolerability, safety, and potential efficacy of RASONQUE and the company’s product candidates being studied; the company’s expectations regarding timing of clinical trial strategies, milestones, initiation, enrollment and data readouts or disclosures and clinical trial designs including timing for enrollment completion in RASolve 301, RASolute 303, the anticipated initial readout of RASolve 301, initiation of RASolve 307, the conduct of RASolute 304, RASolute 305, RASolute 309, RASolve 308 and RASonate 312, selection of a recommended Phase 2 dose for RMC-5127 and the first-in-human study of RM-055, and the timing of clinical data updates for colorectal cancer and RMC-5127; the company’s ability to discover and develop approaches that improve outcomes for patients with RAS-addicted cancers; collaborations, including the aims and expected benefits of the company’s collaborations with Summit, Tango, Bristol Myers Squibb and BeOne Medicines; plans for developing RASONQUE or any of the company’s product candidates as part of a combination treatment; and sources of capital.

Forward-looking statements are typically, but not always, identified by the use of words such as “aims,” “anticipate,” "believe," "estimate," "expect," "plan," “potential,” “project,” “up to,” "will" and other similar terminology indicating future results. Such forward-looking statements are subject to substantial risks and uncertainties that could cause the company’s development programs, future results, performance, or achievements to differ materially from those anticipated in the forward-looking statements. Such risks and uncertainties include without limitation risks and uncertainties inherent in the drug development process, including the company’s programs’ development stages, the process of designing and conducting preclinical and clinical trials, the regulatory approval processes, the timing of regulatory filings, the challenges associated with manufacturing drug products, commercialization preparation and launch readiness, the company’s ability to successfully establish, protect and defend its intellectual property, other matters that could affect the sufficiency of the company’s capital resources to fund operations, reliance on third parties for manufacturing and development efforts, changes in the competitive landscape, and the effects on the company’s business of the global events, such as international conflicts or global pandemics. For a further description of the risks and uncertainties that could cause actual results to differ from those anticipated in these forward-looking statements, as well as risks relating to the business of Revolution Medicines in general, see Revolution Medicines’ Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) on November 4, 2026, and its future periodic reports to be filed with the SEC. Except as required by law, Revolution Medicines undertakes no obligation to update any forward-looking statements to reflect new information, events, or circumstances, or to reflect the occurrence of unanticipated events.

Revolution Medicines Media & Investor Contact:
media@revmed.com
 investors@revmed.com

REVOLUTION MEDICINES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025

Product revenue, net	$197,559	$—	$197,559	$—
Costs and expenses:
Cost of sales	327	—	327	—
Research and development	417,087	262,506	1,155,976	692,389
Selling, general and administrative	153,294	52,763	364,759	128,354
Total costs and expenses	570,708	315,269	1,521,062	820,743
Loss from operations	(373,149)	(315,269)	(1,323,503)	(820,743)
Non-operating income (expense), net:
Interest income	37,779	22,083	92,866	69,402
Interest expense	(33,804)	(11,428)	(69,782)	(12,295)
Change in fair value of warrant liability	(40,702)	(592)	(207,521)	(2,731)
Other income (expense), net	66	—	(57)	(42)
Total non-operating income (expense), net	(36,661)	10,063	(184,494)	54,334
Loss before income taxes	(409,810)	(305,206)	(1,507,997)	(766,409)
Benefit from income taxes	2,353	—	2,353	—
Net loss	$(407,457)	$(305,206)	$(1,505,644)	$(766,409)
Net loss per share, basic and diluted	$(1.90)	$(1.61)	$(7.24)	$(4.06)
Weighted-average common shares used to compute net loss per share, basic and diluted	214,946,012	189,231,562	208,040,935	188,657,560

(in thousands, except share and per share data)

REVOLUTION MEDICINES, INC.

SELECTED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, unaudited)

	September 30, 2026	December 31, 2025

Cash, cash equivalents and marketable securities	$3,651,385	$2,025,679
Working capital (1)	3,501,031	1,784,613
Total assets	4,303,514	2,354,508
Total liabilities	1,902,011	723,211
Total stockholders' equity	2,401,503	1,631,297

(1)
Working capital is defined as current assets less current liabilities.